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                                                                      Exhibit 12


     Statement Regarding Computation of Ratios of Earnings to Fixed Charges

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
                                                          Fiscal years ended
                                          ----------------------------------------------------
                                           1994      1995       1996        1997       1998
                                          ----------------------------------------------------
Income before income taxes                3,695      4,258      4,359      4,877      5,719
Capitalized interest                        (65)       (70)       (50)       (44)       (33)
Minority interest                            (4)         4        (13)       (27)       (78)
Adjusted profit before tax                3,626      4,192      4,296      4,806      5,608

Fixed Charges
Debt Interest                               331        520        692        629        555
Capital lease interest                      186        186        196        216        229
Capitalized interest                         65         70         50         44         33
Interest component of rent                  289        383        425        449        477
Total fixed expense                         871      1,159      1,363      1,338      1,294

Profit before faxes and fixed expenses    4,497      5,351      5,659      6,144      6,902

FIXED CHARGE COVERAGE                      5.16       4.62       4.15       4.59       5.33

Operating rent expense                      361        479        531        561        596
Interest portion ratio                       80%        80%        80%        80%        80%

Interest portion of rents                   289        383        425        449        477
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